Filed Pursuant to Rule 424(b)(3)

Registration No. 333-236011

PROSPECTUS SUPPLEMENT NO. 6

(to Prospectus dated March 23, 2020)

AdaptHealth Corp.

Primary Offering of

9,601,909 shares of Class A Common Stock
Issuable Upon Exercise of Warrants

Secondary Offering of

75,053,512 shares of Class A Common Stock and
4,333,333 Warrants to Purchase Class A Common Stock

This prospectus supplement supplements the prospectus dated March 23, 2020 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-236011). This prospectus supplement is being filed to update and supplement certain information in the table in the section entitled “Selling Securityholders” in the Prospectus to reflect the exchange (the “Exchange”) on June 24, 2020 by Deerfield Private Design Fund IV, L.P. of 15,810,547 shares of Class A Common Stock for 158,105.47 shares of a new series of preferred stock of the Company designated as “Series B-1 Convertible Preferred Stock,” par value $0.0001 per share (“Series B-1 Preferred Stock”), which is convertible into 15,810,547 shares of Class A Common Stock.

The Prospectus and this prospectus supplement relate to (i) the issuance by us of up to 9,601,909 shares of our Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), which consists of (A) 5,268,576 shares issuable upon the exercise of warrants that were issued in our initial public offering pursuant to the registration statement declared effective on February 15, 2018 (the “public warrants”) and (B) 4,333,333 shares issuable upon the exercise of warrants initially issued to Deerfield/RAB Ventures LLC (our “Sponsor”) in a private placement that occurred simultaneously with our initial public offering (the “private placement warrants” and collectively with the public warrants, the “warrants”), which private placement warrants have been distributed from the Sponsor to its members, and (ii) the offer and sale from time to time in one or more offerings by the selling securityholders identified in the Prospectus of up to 75,053,512 shares of our Class A Common Stock and up to 4,333,333 private placement warrants.

Our Class A Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) and trades under the symbol “AHCO”. On June 26, 2020, the closing price of our Class A Common Stock was $16.85. Our public warrants were formerly listed on Nasdaq under the symbol “AHCOW” and were suspended from trading on Nasdaq on December 6, 2019 because the public warrants did not satisfy the minimum 300 round lot holder requirement for listing, at which time the warrants became eligible to trade “over-the-counter” under the trading symbol “AHCOW”. A Form 25-NSE with respect to the public warrants was filed by Nasdaq on January 21, 2020, and the formal delisting of the public warrants became effective ten days thereafter. The private placement warrants are not listed on any exchange.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

See the section entitled “Risk Factors” beginning on page 5 of the Prospectus and any similar section contained in any applicable prospectus supplement to read about factors you should consider before buying our securities.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and are subject to reduced public company reporting requirements. We are also a “smaller reporting company” as defined by Rule 12b-2 of the Exchange Act and are subject to reduced public company reporting requirements. See “Risk Factors.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 29, 2020

SELLING SECURITYHOLDERS

The information appearing in the table in the section entitled “Selling Securityholders” in the Prospectus with respect to “Entities or Persons affiliated with Deerfield Management” is hereby amended and supplemented to reflect the Exchange, as set forth below. Except as set forth below, all other information contained in the section entitled “Selling Securityholders” in the Prospectus is unchanged.

Selling Securityholder	Shares of Class A Common Stock Beneficially Owned Prior to Offering	Private Placement Warrants Beneficially Owned Prior to Offering	Shares of Class A Common Stock Offered	Private Placement Warrants Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares are Sold	%	Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold	%
Entities or Persons affiliated with Deerfield Management(1)	19,674,202	1,640,981	19,674,202	1,640,981	—	—	—	—

(1)	Comprised of (i) 1,369,341 shares of Class A Common Stock, 15,810,547 shares of Class A Common Stock issuable upon conversion of 158,105.47 shares of Series B-1 Preferred Stock, 1,640,981 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable, and 833,333 shares of Class A Common Stock issuable upon exercise of an equal number of public warrants that are currently exercisable held by Deerfield Private Design Fund IV, L.P and (ii) 20,000 shares of Class A Common Stock held by Steven Hochberg. Deerfield Mgmt IV, L.P. is the general partner of Deerfield Private Design Fund IV, L.P. Deerfield Management Company, L.P. is the investment manager of Deerfield Private Design Fund IV, L.P. Mr. James E. Flynn is the sole member of the general partner of each of Deerfield Mgmt IV, L.P. and Deerfield Management Company, L.P. Steven Hochberg is a partner at Deerfield Management Company, L.P., and the Class A Common Stock owned by Steven Hochberg is held for the benefit, and at the direction, of Deerfield Management Company, L.P. Deerfield Mgmt IV, L.P. may be deemed to beneficially own the securities held by Deerfield Private Design Fund IV, L.P. Each of Deerfield Management Company, L.P. and Mr. James E. Flynn may be deemed to beneficially own the securities held by each of Deerfield Private Design Fund IV, L.P. and Steven Hochberg. The address of Deerfield Private Design Fund IV, L.P. and Steven Hochberg is 780 Third Avenue, 37th Floor, New York, NY 10017.